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RAYTON SOLAR

Rayton Solar

Beginning the Solar Age

Large OPO · Santa Monica, CA · Manufacturing

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Bill Nye Presents Rayton Solar
RENEWABLE
FUTURE



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"Rayton's process uses less material and creates less waste, driving down the price for both the company and its potential customers."
- Inc. Magazine



Rayton Solar has bridged the gap between particle accelerator technology and solar energy production to create a revolutionary silicon cutting technique. This technique is projected to reduce solar panel manufacturing costs by upwards of 60% compared to industry standards, while making them 25% more efficient, and resulting in a very cost-effective source of energy.

#SolarisComing



Mission Statement

Create the world's most cost-effective solar panels to reduce energy costs, offset carbon footprints, and transform the energy source of the world.









What Is Rayton Solar?

Rayton Solar is a California-based solar panel company that aims to develop the world's most cost-effective source of energy. By bringing together essential particle accelerator technology and solar energy manufacturing, Rayton has created silicon cutting and handling techniques that can be leveraged to transform the way electricity is generated around the world.

Traction

Rayton Solar
Uses 50-100 times less silicon than the industry standard manufacturing process (silicon is the most expensive component in a solar panel).

Cost
Technological advancements that can make our manufacturing process up to **60% cheaper** than the standard.

Efficiency
Rayton Solar's panels have the potential to achieve a **24% efficiency** vs. the 19% high-level cell efficiency rate.

Achieving Efficiency Through Float-Zone Silicon
The **highest grade silicon available**, used by NASA.

3-Micron Thick Silicon Handling
No other company can handle **3-micron thick** silicon.

Particle Accelerator
We have **exclusive solar buying rights** for the only particle accelerator in the world **capable of producing silicon wafers at a 3-micron level.**

Use of this machine is the **only commercially viable way** to create modules that use **<10 microns of silicon** which prevents competitors from using float-zone silicon due to cost.

$2.8 million Raised
We have raised **$2.8 million** in initial funding

Patents-Pending
No other company can conduct ion **implantation using float-zone silicon**, and no other company can **conduct ion implantation** and **exfoliation** off silicon ingots.

How It Works

The key to Rayton's cost savings lies in their ability to increase silicon yield with their patent-pending silicon cutting process. Rayton Solar is capable of making up to 100 times as many solar panels with the same amount of silicon as its competitors use to make just one panel.

Rayton's technique has also unlocked the commercial viability of ultra pure electronic grade silicon – Float Zone Silicon – for use in a solar panel. Silicon is the most expensive component of a solar panel and Float Zone Silicon (FZ) is 10 times as expensive as the market standard Czochralski Process Silicon (CZ). By reducing wafer thickness to 3 microns and eliminating waste - Rayton is able to utilize FZ economically. No other solar manufacturer in history has been able to economically use FZ, which provides Rayton with the potential to produce up to 24% efficient solar panels.

Rayton believes this efficiency increase means that buyers would require 25% less solar panels than they do today. The savings are seen down the entire solar system vertical - including installation, racking, land, and maintenance costs.


Conventional Silicon Wafer
Rayton Solar's Silicon Wafer
200 Microns Thick
3 Microns Thick

The standard industry manufacturing process wastes half the raw silicon block due to the saw blade that is used to cut silicon. Rayton Solar's manufacturing technology is a zero waste process that represents a revolutionary new step for the solar industry.


Ion Implantation
3 Microns Deep


The Process
1
Particle Accelerator
Rayton Solar utilizes a particle accelerator to implant ions 3 microns deep into a silicon block.
Particle Accelerator Ion Implantation
3 Microns Thick

Exfoliation

- A substrate is then attached to the silicon block.
- A layer of silicon is removed with zero waste [Kerf free].



The Result

RAYTON SOLAR SILICON WAFERS ARE PROJECTED TO BE

60% Less expensive to manufacture

25% More Efficient

100x less silicon then the next competitor

Projected to be the most advanced solar panels commercially available with the potential to reach a 24% efficiency rate


Normal Silicon Wafer
Rayton Solar Silicon Wafer
200 Microns Thick
3 Microns Thick


Rayton Solar has a 24% Efficiency Rate
vs. Industry Average of only 17%

The Market

The global energy market is projected to grow to over $10.4 trillion by the year 2020.

Furthermore, the International Energy Agency (IEA) expects renewable energy to be "the largest single source of electricity growth over the next five years."

By 2040, renewables will command 60% of new capacity and 2/3 of power investment globally. As global population surpasses 7.5 billion people, additions to the global sustainable energy portfolio will top 700 GW or 26% of the world's power capacity.

As international economies make a more conscious effort to shape the way we generate energy, the stage is set for renewables to become the primary method of powering the world. Rayton Solar aims to command the sector.


The Growing Value of the Solar Panel Market
$24.2
Billion
2014
Projected
$180.7
Billion
2021
2015
2025
WinterGreen Research

As federal energy requirements mandate an increase in the production of renewable energy (solar, wind, tidal, and others), California has set their renewable portfolio standards to 1/3 of its energy portfolio by 2020.

Rayton Solar is uniquely positioned to be an industry leader as these trends continue across the country and around the world, creating the perfect legislative environment for its growth.


In California...
489,738 Solar Projects
12,000 Megawatts by 2020
3,859 Megawatts Currently (as of May 2016)
http://www.energy.ca.gov/
https://www.californiasolarstatistics.ca.gov/

The Opportunity

To become a ground level investor in an innovative company that aims to shape the landscape of energy today, and tomorrow. Rayton Solar is positioned to dominate the energy market, leading the way with its patent pending technology, team of world-renowned scientists, and revolutionary vision.

Rayton Solar is working to drive down the cost of energy


FOSSIL FUELS
RAYTON SOLAR
COST
SOURCE OF ENERGY

Why Invest?

Rayton Solar has unlocked the technology that could supplant fossil fuels. For the first time ever, you have the opportunity to become a ground investor in the next generation of energy technology. Reserve your shares today!

Growth of Solar As A Share Of The U.S. Energy Portfolio

27.4 Gigawatts **2015**

Projected **100** Gigawatts **2020**

http://www.seia.org/

As Seen On

Meet the Team

Rayton Solar's team is made up of scientists, engineers, professors, and entrepreneurs united to make the world a cleaner, better place. Each member is dedicated to Rayton Solar's mission and the promise these revolutionary solar panels hold for the future of the energy industry.



Andrew Yakub
CEO and Founder

Named to Forbes' "30 under 30" list in 2016, Andrew Yakub is a two time clean technology entrepreneur with his previous solar startup currently valued at $15 million. Yakub's experience spans from UCLA's Particle Beam Physics Lab to NASA's Jet Propulsion Lab and has managed over 6MW of commercial solar projects. He holds a Bachelor's in Physics from UC Santa Barbara.



Dr. James Rosenzweig
Director

UCLA professor Dr. James Rosenzweig, Ph.D., is a world-renowned research expert in particle beams with more than 500 scientific articles authored or co-authored. In recognition of his research contributions, he has been named a Fellow of the American Physical Society and was awarded the 2007 International Free-electron Laser Prize. Dr. Rosenzweig has served as Chair of the UCLA Dept. of Physics and Astronomy, and is also an experienced entrepreneur, most notably as co-Founder of RadiaBeam Technologies.



Dr. Mark Goorsky
Director

Dr. Mark Goorsky is Rayton Solar's resident expert in ion implantation, layer transfer, and wafer bonding, as well as material integration for silicon-based implantation. Dr. Goorsky received his Ph.D. in Materials Science and Engineering from MIT. His PostDoctoral Fellow was spent at the IBM T.J. Watson Research Center.



Jeffrey Scheinrock
Advisor

Jeffrey Scheinrock is a distinguished serial entrepreneur lending his talents to Rayton Solar in its investment stage. Before Rayton, Jeffrey was the President and CFO of Originate - Engineering, Strategy, and Fundraising Consultancy, the Vice Chairman of Finance for Packard Bell, as well as the CEO and Founder of Scheinrock Advisory Group.



Michael Curtis
Advisor

Executive Vice President and third generation owner of Wilbur Curtis Co., Inc., a 75 year old food service equipment manufacturing company. Founder, President and owner of World-Wide Advantage, a global sourcing company. Executive advisory board member for Prime Advantage, a Group Purchasing Organization focused on improving cost considerations for manufacturers. Strategic involvement with North American Foodservice Equipment Manufacturers (NAFEM) and Food Equipment Manufacturers Association (FEMA).

FAQ

What is Rayton Solar's main mission in the energy industry?

A: To create the world's most cost-effective solar panels to reduce energy costs, help save the environment, and transform the main energy source of the world.

What do you see as the biggest obstacle for solar energy? How does Rayton Solar plan to address that?

A: The solar industry currently needs subsidies for it to be cost-competitive with other sources. Rayton Solar has produced the technology that has the potential to be cost-effective to the point where subsidies are not needed for solar energy to be the cheapest source of energy.

Who is your top competition? What sets your company apart?

A: There are a couple of main competitors, however, neither is in production and neither can compete with Rayton Solar when it comes to projected cost and technology. Rayton Solar is the only company capable of handling 3-micron thick silicon, which is significantly less silicon per wafer than our competitors, and is able to reduce silicon waste to zero.

Does Rayton Solar plan to sell solar panels directly to consumers?

A: Rayton Solar plans to sell to retailers, contractors, and wholesalers who will then supply consumers.

What is Regulation A+ Equity Crowdfunding?

A: In March 2015, the SEC finally moved on rules under Title IV of the JumpStart Our Business Startups (JOBS) Act of 2012, paving the way for private companies to raise up to $50 million from unaccredited investors, subject to investment limits described below. This new rule is known as "Regulation A+" or "Reg A+." Although there are two tiers to Regulation A+, Rayton Solar is pursuing an offering under Tier II. For Tier II, non-accredited individual investors can invest a maximum of the greater of 10% of their net worth or 10% of their net income in a Reg A+ offering (per offering). There is no limit for non-accredited investors in Tier II. Investors are able to self-certify their income or net worth for purposes of the investment limits so there will be no burdensome documentation required to prove income or net worth.

Why offer a crowdfunding campaign?

A: Our technology and its impact can influence everyone's lives in a positive way. By gaining support from you through crowdfunding we are getting the word out about the technology and at the same time garnering the support we need to bring our technology to production.

Why offer a crowdfunding campaign?

A: Our technology and its impact can influence everyone's lives in a positive way. By gaining support from you through crowdfunding we are getting the word out about the technology and at the same time garnering the support we need to bring our technology to production.

What do you see as the biggest benefit to potential investors who are thinking of choosing Rayton Solar?

A: We are presenting an opportunity to get in on the ground floor of a transformative energy startup. Rayton Solar aims to reduce the cost to make solar panels while making them more efficient. This campaign is your chance to join Rayton Solar today during this defining period in history and, in turn, help to create a brighter tomorrow.

How will this capital raise propel you into your next long-term step?

A: Our Reg A+ equity crowdfunding campaign will allow us to build a new 6 Megawatt manufacturing facility and the ability to scale production of solar panels.

How can I reserve shares in Rayton Solar right now?

A: Individuals interested in learning more about Rayton Solar's equity crowdfunding campaign opportunity can visit https://www.startengine.com/startup/rayton-solar to read the offering circular before making any investment.

RAYTON SOLAR, INC. IS "TESTING THE WATERS" UNDER REGULATION A UNDER THE SECURITIES ACT OF 1933. THIS PROCESS ALLOWS COMPANIES TO DETERMINE WHETHER THERE MAY BE INTEREST IN AN EVENTUAL OFFERING OF ITS SECURITIES. RAYTON SOLAR, INC. IS NOT UNDER ANY OBLIGATION TO MAKE AN OFFERING UNDER REGULATION A. IT MAY CHOOSE TO MAKE AN OFFERING TO SOME, BUT NOT ALL, OF THE PEOPLE WHO INDICATE AN INTEREST IN INVESTING, AND THAT OFFERING MIGHT NOT BE MADE UNDER REGULATION A. IF RAYTON SOLAR, INC. DOES GO AHEAD WITH AN OFFERING, IT WILL ONLY BE ABLE TO MAKE SALES AFTER IT HAS FILED AN OFFERING STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC) AND THE SEC HAS "QUALIFIED" THE OFFERING STATEMENT. THE INFORMATION IN THAT OFFERING STATEMENT WILL BE MORE COMPLETE THAN THE INFORMATION RAYTON SOLAR, INC. IS PROVIDING NOW, AND COULD DIFFER IN IMPORTANT WAYS. YOU MUST READ THE DOCUMENTS FILED.

NO MONEY OR OTHER CONSIDERATION IS BEING SOLICITED, AND IF SENT IN RESPONSE TO RAYTON SOLAR, INC., WILL NOT BE ACCEPTED.

NO OFFER TO BUY THE SECURITIES OF RAYTON SOLAR, INC. CAN BE ACCEPTED AND NO PART OF THE PURCHASE PRICE CAN BE RECEIVED UNTIL THE OFFERING STATEMENT FILED BY RAYTON SOLAR, INC. WITH THE SEC HAS BEEN QUALIFIED BY THE SEC. ANY SUCH OFFER TO BUY SECURITIES MAY BE WITHDRAWN OR REVOKED, WITHOUT OBLIGATION OR COMMITMENT OF ANY KIND, AT ANY TIME BEFORE NOTICE OF ITS ACCEPTANCE IS GIVEN AFTER THE DATE OF QUALIFICATION.

ANY INDICATIONS OF INTEREST IN RAYTON SOLAR, INC.'S OFFERING INVOLVES NO OBLIGATION OR COMMITMENT OF ANY KIND.

THE OFFERING MATERIALS MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, RAYTON SOLAR, INC. ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY'S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS "ESTIMATE," "PROJECT," "BELIEVE," "ANTICIPATE," "INTEND," "EXPECT" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT

WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT
MANAGEMENT'S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY'S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

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